Exhibit 99.1

Zoran Corporation:

Karl Schneider

Chief Financial Officer

(408) 523-6500

ir@zoran.com

Bonnie McBride

(415) 454-8898

bonnie@avalonir.com

Zoran Corporation Completes the Acquisition of Microtune, Inc.

Sunnyvale, Calif. — December 1, 2010 — Zoran Corporation (NASDAQ: ZRAN) announced today that it has completed its acquisition of Microtune, Inc. in an all cash merger for $2.92 per share, which equates to a transaction value of approximately $166 million. The acquisition was approved by Microtune stockholders representing approximately 75% of the outstanding shares of Microtune common stock and has received all required regulatory approvals. Microtune shares have been delisted from NASDAQ and trading of the Microtune shares ceased on the close of business yesterday, Tuesday, November 30, 2010.

About Zoran

Zoran Corporation, based in Sunnyvale, California, is a leading provider of digital solutions for the digital entertainment and digital imaging markets. With over two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio and video, imaging applications and Connect Share Entertain technologies for the digital home. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DTV, set-top box, DVD, digital camera, and multifunction printer products have received recognition for excellence and are now in hundreds of millions of homes and offices worldwide. With headquarters in the U.S. and additional operations in China, France, India, Israel, Japan, Korea, Sweden, Taiwan, and the U.K., Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-523-6500.

Zoran and the Zoran logo are trademarks or registered trademarks of Zoran Corporation and/or its subsidiaries in the United States or other countries. All other names and brands may be claimed as property of others.

Forward Looking Statements

This press release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under Zoran’s control. Many risks and uncertainties could cause actual results or events to differ materially from those contained in these forward-looking statements, including without limitation risks and uncertainties associated with: the possibility that the expected benefits from the merger will not be realized, or will not be realized within the anticipated time period; the risk that Zoran’s and Microtune’s businesses will not be integrated successfully; the possibility of disruption from the merger making it more difficult to maintain business and operational relationships; or certain other actions taken by either of the companies. Please refer to the discussion of the risks and uncertainties under the caption “Risk Factors” and elsewhere in Forms 10-K, 10-Q and 8-K filed by Zoran and Microtune with the Securities and Exchange Commission for further information regarding risks and uncertainties that could cause actual results or events to differ materially from those contained in the forward-looking statements included in this press release. Zoran assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.